RAM ENERGY COMPLETES
                  $115 MILLION OFFERING OF SENIOR NOTES

                            COMPANY ACQUIRES
                       CARLTON RESOURCES CORPORATION

For Immediate Release                           Contact:
February 25, 1998                               Brent Gooden, (405) 524-3131


TULSA, OK -- RAM Energy, Inc. has successfully completed a public offering of $115 million 10-year senior unsecured notes, reported Larry E. Lee, company President and Chief Executive Officer. Jefferies & Company, Inc. successfully underwrote the offering. RAM also simultaneously executed a new $50 million revolving bank credit line with Union Bank of California, N. A.

"The $165 million financial package provides the financial facility flexibility necessary to underwrite our plans for acquisition opportunities and the continued development and production of oil and gas properties located primarily in Oklahoma, Texas and New Mexico," Lee said.

The offering marks the first time the 11-year-old company has tapped the public markets to raise funds for business expansion. "We are encouraged by the strong positive response of the public markets to our business plans. This offering represents an important precursor to the possibility of an Initial Public Offering within the next couple of years," Lee stated.

Proceeds from the successful offering are being used to complete the $43 million acquisition of Carlton Resources Corporation of Tulsa, Oklahoma and repay the company's existing revolving bank line of credit. This acquisition will increase RAM's asset base from $6.5 million in 1995 to $147 million in 1998. RAM purchased $60 million of oil and gas assets from New York Life Insurance Company in 1996 and closed an $11 million acquisition from Quarles Drilling Corporation in 1997.

The Carlton Resources acquisition is a strategic match for RAM. It enables RAM to extend its presence and activity in the Mid-Continent area where the company already has strong proven developed and undeveloped reserves, as well as an historically high 95% drilling success rate. "It's an area we know quite well and a place where we have enjoyed sustained success," Lee commented. "In addition, the improved operating efficiencies gained through the Carlton Resources acquisition will enhance the company's operational margins and increase cash flow."

Carlton Resources' net proven oil and gas reserves of 36.8 billion cubic feet equivalent (Bcfe) will increase RAM's total proven reserve base in the region to 140 Bcfe. RAM also acquires Carlton Resources' 165-mile oil and gas gathering system and a salt-water disposal operation. Both operations are located in north central Oklahoma.

Both Moody's and Standard & Poors rated the debt of RAM Energy, Inc. Moody's assigned a B3 rating to RAM's $115 million senior unsecured notes due 2008 and a B2 rating to the $50 million senior secured revolving credit maturing in 2003. S&P assigned a B minus rating to the $115 million senior unsecured notes, as well as a B rating to the $50 million secured revolving bank credit facility. Both rating services reported RAM's outlook as stable.

"The ratings reflect overall confidence in our ability to grow our company. Our demonstrated operational success over the past ten years in the Mid-Continent and Permian regions and the strong infrastructure we already have in place were key factors in securing the respectable ratings," Lee said.

Over the next year the company intends to significantly increase its drilling activity in the Mid-Continent and Permian regions. The company has budgeted just over $20 million for development projects and exploration activities in 1998.

RAM Energy, Inc. is an independent oil and gas exploration and production company based in Tulsa, Oklahoma, founded in 1986 with a business strategy of acquiring and developing diversified, long-lived, proven oil and gas reserves with a concentration in natural gas and preferably located in the Mid-Continent and Permian regions.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release are statements that involve risks and uncertainties including, but not limited to, market demand, the effect of economic conditions, the result of financing efforts and risks detailed in RAM's Securities and Exchange Commission Filing.
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